Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES 2006 AND 2007 EARNINGS GUIDANCE

January 3, 2007 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced earnings guidelines for 2007 of $1.80 – $2.15 per diluted share. Revenue estimates for 2007 range from $1,118 – $1,240 million. Earnings for 2006 are estimated at $1.35 – $1.40 per diluted share, an increase of approximately 160% over the previous record for per share earnings, set in 2005.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “2006 earnings would have been even higher, if not for three factors: none of our three modified Dive Support Vessels were available for work in the fourth quarter (they are all scheduled to commence operations in January); we continued to work on a downed Maritech platform through December (deferring a portion of Well Abandonment & Decommissioning (WA&D) Services’ profits until insurance payment is made in 2007); and, we incurred substantial costs “waiting on weather” on turn-key platform decommissioning contracts (this work was essentially completed in December). We estimate these factors cost us as much as $0.10 per diluted share in the fourth quarter of 2006.”

“As has been the case for many years, a significant portion of our estimated 2007 growth reflects investments made in prior years. This particularly reflects expansion in WA&D Services (new equipment, the EPIC Diving acquisition, new service offerings, additional engineering resources and more crews), Maritech (further exploitation activities), Compressco (geographic expansion domestically and new international business), and Testing (the Beacon acquisition and new international contracts). Similarly, we believe that certain expenditures in 2007 will be a platform for continuing growth in 2008 and beyond. Significant 2007 expenditures that are expected to benefit the future are: Fluids – the Arkansas CBF plant, domestic onshore and international expansion; Compressco – an increase in its fleet under lease; Testing – equipment expansion for new and anticipated international contracts; and, Maritech’s further development of properties. Even with these growth initiatives, TETRA should generate substantial free cash in 2007, in the absence of any currently unplanned acquisitions. To be able to achieve record earnings and still build for the future is our continuing goal, which we strive to attain every year. Our 2007 guidance meets this goal.

Well Abandonment & Decommissioning Services

“In 2007, our WA&D Services watchword is execution. There can be no question that the existing and potential market for WA&D Services in the GOM is dramatically larger than anything we have ever previously experienced. TETRA has already secured a number of contracts. We have access to six full spreads of equipment for offshore abandonment and decommissioning (optimally three for downed structures and three for standing structures). We acquired EPIC Diving to support our WA&D Services offering and to expand EPIC’s full-service diving capabilities. Our dramatically improved profitability guidance for WA&D Services reflects all of the above. However, the logistical and operational coordination of the manpower, equipment, third-party contractors, customers and MMS remains our biggest challenges in 2007. If this can be accomplished, not only should we hit our guidance estimates, but we will be better positioned for further growth.

“Assumptions for our guidance include the following items. We assume access to six spreads. Two of the three downed platform spreads will work almost all year, with the third spread transitioning between working and waiting on weather. Two of the three standing platform spreads will not work through much of the winter months (due to weather risks not being shared with customers). We have assumed that we do not add a seventh or eighth spread (however, we may trade out one of our existing vessels). We have experienced shipyard delays for all three of our dive support vessels, that were being refurbished. However, we anticipate one vessel being available in mid January and the other two vessels being available in late January.

“We hope that these assumptions prove conservative, as much of this work is already under contract. It is therefore possible that we will be awarded contracts that could increase 2007 profits beyond our guidance range. However, I caution everyone to remember that getting the business is only half the battle. We will still have to execute on any incremental contracts. With limited personnel, this will be a challenging undertaking, which we will approach in a very methodical fashion.

Maritech

“Operationally, Maritech anticipates it will grow appreciably in 2007. Produced volumes are expected to average 30 MMCF/D of natural gas and 6,800 B/D of liquids (predominantly oil) net to Maritech. This exceeds 70 MMCFE/D (million cubic feet equivalent per day at one barrel equaling six MCFs). Maritech averaged about 42.7 MMCFE/D in 2006. This volumetric increase is expected to come from bringing storm damaged production back on-stream, reworking wells and new drillings. Much of the work on damaged wells has already been accomplished. While we are planning on significant exploitation capital expenditures for Maritech in 2007, a large portion of the associated production will only nominally be reflected in 2007. Instead, this production should materially impact 2008 and beyond. Also, we have assumed no property acquisitions in 2007. Nevertheless, we continue to review GOM property sales packages. A rough estimate of production by quarter for 2007 would be: quarter one – 21% of annual volume; quarter two – 27% of annual volume; quarter three – 28% of annual volume; and, quarter four – 24% of annual volume.

“Our guidance includes a significant pricing change for 2007. We currently have not hedged any natural gas. In 2006, we had 20 MMCF/D hedged at $10.46/MCF. Our guidance assumes a $7.00/MCF average price. If the $7.00/MCF price proves accurate, we will generate $25.3 million less pretax profit on the first 20 MMCF/D (versus 2006). This equates to $0.214 per share of after tax fully diluted earnings to TETRA. We have hedged about half our oil production for 2007 at an average price of $68.41/barrel. The remainder is assumed to sell for $60.00/barrel. The combination of these oil prices should average just slightly more than the prices received in 2006 for oil. None of the prices discussed in this paragraph have been reduced for quality and transportation differentials or adjusted for BTU variances (whereas the earnings guidance tables included in this press release reflect these adjustments).

“We are very pleased with the projected 2007 performance for Maritech. We are estimating improved profitability, even with a drop of over $25.3 million in pretax profits due to lower natural gas prices. The projected DD&A just about equals the assumed CapEx. Also, Maritech and its working interest parties are expected to generate about $52 million of well abandonment and decommissioning work for our WA&D Services segment in 2007.

Fluids Division

“The basic completion fluids and associated service markets are expected to improve in 2007, as domestic onshore and international growth, coupled with a flat to up Gulf of Mexico (GOM) market, creates greater opportunities. TETRA has invested and will continue to invest in the expanding domestic onshore and emerging international markets. This bodes well for longer term Fluids profits.

“In order to expedite the transition to our new Chemtura agreements, we are escalating forward our commitment to purchase completion fluids under existing supply arrangements. TETRA will incur near-term incremental costs from the escalation of these purchase commitments. These costs will negatively impact much of 2007. Additionally, TETRA benefited from inventory gains on existing completion fluids inventory in 2006, as prices rose. Our minimum guidance has only budgeted modest price increases in 2007. Therefore, in 2007, TETRA will be negatively affected by a reduction in inventory gains and the escalation of product purchases under existing supply arrangements. However, recent price hikes for raw bromine could portend some associated price hikes above our base case in brominated completion fluids in 2007. The high end of our Fluids guidance range assumes such a price increase. There is some additional upside to our entire Fluids guidance range, if brominated completion fluids prices rise significantly in 2007. In 2008 and later years, the anticipated benefits of the Chemtura agreements will begin to manifest themselves.

Production Enhancement Division

“TETRA has budgeted dramatic growth in this Division in 2007. In Testing, this anticipated growth comes from an improving domestic market, the full year inclusion of the Beacon acquisition and an expanded international presence. We have not budgeted any company acquisitions in Testing for 2007, however we continue to look for potential candidates that could augment our geographic exposure.

“At Compressco, we anticipate that we will continue to grow the business, as we have since we acquired the company in 2004. A major difference in 2007, may be growth beyond our historic markets in the U.S., Canada and Mexico. We are finding a great reception for the Compressco concept in a number of new international markets.

Consolidated Guidance

“The following paragraph (with years modified) was found in our 2006 Earnings Guidance Press Release. The only difference between last year’s paragraph and the following paragraph will be that all the dates have increased by one year:

“In summary, TETRA anticipates that 2007 financial results will dramatically exceed its previous record, expected to be set in 2006. This comes about because of improving markets and our position in each of our markets. However, we could not have taken advantage of this situation had we not positioned TETRA for this growth through our acquisitions, capital expenditures and personnel additions in previous years. Similarly, many of our 2007 capital expenditures will not be materially additive to 2007 financial results. Instead, these expenditures are building toward our future, in 2008 and beyond.

“The concepts reflected in this paragraph proved correct in 2006 and we expect that they will once again prove to be accurate in 2007. Sometimes when you build for the future, as TETRA does, it jeopardizes near term results. We were worried about this, when we entered into our recent agreements to more fully integrate our fluids business (see December 19, 2006 press release). The indirect effect on our fluids business from entering these agreements will be to reduce 2007 profits, but enhance earnings in 2008 and thereafter. However, the strength of Testing, Compressco, Maritech and WA&D Services business units are expected to more than offset any temporary reduction in Fluids Division profitability. We fully expect 2007 to set more corporate records, as we have previously done in 2006 and 2005. Our 2007 corporate guidance reflects record annual amounts of: revenues, gross margins, operating profits, net income and per share earnings.

“While we do not give specific earnings guidance for individual quarters, due to the earnings volatility of our businesses, we need to emphasize the seasonal profit swings created by some of our business units (particularly WA&D Services). We expect roughly 16% of our 2007 earnings to occur in the first quarter, 29% in the second quarter, 29% in the third quarter and 26% in the fourth quarter. These numbers should only be used as directional estimates.

“Our earnings guidance is integral to and predicated upon a number of 2007 assumptions, all of which are outside of our control. Some of the assumptions are:

1) An average GOM rig count (Baker Hughes) of 85, down from an estimated 86 in 2006.

2) An average U.S. natural gas rig count (Baker Hughes) of 1,425, up from an estimated 1,372 in 2006.

3) An average international rig count of 1,000, up from an estimated 924 in 2006.

4) An average Henry Hub natural gas price of $7.00/MCF (excluding hedging).

5) An average West Texas Intermediate oil price of $60.00/barrel (excluding hedging).

6) We assume only normal weather related downtime.

“Given the above assumptions, as well as others, the following tables reflect our 2007 guidance range,” concluded Hertel.

DIVISIONAL ESTIMATES
(millions)
	Revenues	Gross Margin	Profit Before Tax (PBT)	Cash CapEx(1)		DD&A(2)

Fluids Division	$300 – 325	$66 – 79	$41.0 – 51.0	$45.3		$12.4

WA&D Services	$420 – 465	$101 – 115	$88.4 – 96.2	$15.8		$13.2
Maritech	$235 – 260	$70 – 83	$61.5 – 73.5	$90.3	(3)	$86.9
Eliminations	($35)	$4	$4.0	–		–
WA&D Division	$620 – 690	$175 – 202	$153.9 – 173.7	$106.1		$100.1

Production Enhancement Division	$198 – 225	$86 – 103	$69.9 – 84.0	$44.5		$20.4

Operating Divisions Total	$1,118 – 1,240	$327 – 384	$264.8 – 308.7	$195.9		$132.9

(1) Excludes $11.9 million Corporate.

(2) Excludes $2.5 million Corporate.

(3) Does not include $28.4 million of net cash for Maritech WA&D activities, which are not classified as CapEx.

CONSOLIDATED ESTIMATE
(millions, except per share amounts)
	TETRA Earnings Guidance Range
Operating profit (divisional PBT)	$264.8	$308.7
Corporate overhead	($37.8)	($40.8)
Interest expense	($15.0)	($14.3)
TETRA income before taxes	$212.0	$253.6
Provision for income taxes (36.0%)	($76.3)	($91.3)
Net income	$135.7	$162.3
Shares outstanding (fully diluted)	75.5	75.5
Per share earnings	$1.80	$2.15

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal years 2006 and 2007, future capital expenditures and market growth, timing of anticipated benefits from capital commitments and other statements that are not statements of historical fact. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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